Exhibit 10.16
February 27, 2008
Mr. E. Wayne Jackson, III
Sourcefire, Inc.
9770 Patuxent Woods Drive
Columbia, MD. 21046
     Re: Transition Agreement
Dear Wayne:
     1. This letter sets forth the substance of the Transition Agreement (the “Agreement”) which Sourcefire, Inc. (the “Company”) is offering to you. The date your employment ends for any reason is your “Separation Date.”
     2. Expiration of Employment Agreement. You are currently employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement between you and the Company effective as of May 6, 2002 (the “Employment Agreement”). The Employment Agreement expires at close of business on May 5, 2008 (the “Agreement Expiration Date”) and you and the Company have elected not to renew it.
     3. Severance Payments upon Termination of Employment. Upon termination of your employment by either you or the Company for any reason after your execution and non-revocation of this Agreement (including any termination under the terms of the Employment Agreement”), if you then execute the Certificate and Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Certificate”) and the Resignation Letter attached as Exhibit B, the Company will provide you an amount equal to six (6) months of your then current Base Salary, paid subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight days following your Separation Date provided that, if any such payments would otherwise be paid after March 15, 2009, they shall be paid on or before March 15, 2009.
     4. Transition Period and Additional Severance Payments and Benefits. Following the Agreement Expiration Date, you are being offered the opportunity to continue employment, on the terms and conditions described below, on an interim, at-will basis in the position of Chief Executive Officer on a full time basis performing those services you are currently performing and that are consistent with your position to assist the Company in transiting to new leadership. If you execute this Agreement and do not revoke it and either (a) are employed from the Agreement Expiration Date through the earlier of September 5, 2008, or such earlier date chosen by the Company should a new CEO be available to commence employment sooner (the “Transition Period”); or (b) are terminated during the Transition Period by the Company for reasons other than Cause (as defined below) or your death or your failure due to a physical or mental condition to perform the essential functions of your position for a period of four (4)

Mr. E. Wayne Jackson, III
February 27, 2008

consecutive weeks or four (4) weeks in the aggregate during any six (6) week period; then, if you then execute the Certificate and Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Certificate”) and the Resignation Letter attached as Exhibit B, the Company will provide you, in addition to the severance benefits described in Section 3 above, an amount equal to six (6) months of your then current Base Salary, paid in equal installments on the Company’s regular payroll dates between the Separation Date and March 15, 2009, and, if your employment ends for the reasons set forth in (b) above sooner than September 5, 2008, will also pay you an additional amount equal to additional payments you would have received had you worked through September 5, 2008, also paid in equal installments on the Company’s regular payroll dates between the Separation Date and March 15, 2009, all subject to standard payroll deductions and withholdings; and will accelerate the vesting of all your unvested stock options and restricted stock such that you are 100% vested.
     5. Employment Status during Transition Period. If you accept transition employment, following the Agreement Expiration Date you will be employed at-will on the terms and conditions described in this Agreement and either you or the Company may terminate the employment relationship at any time for any reason. Your employment during the Transition Period will be at the same salary and with the same benefit eligibility in effect prior to the Agreement Expiration Date, provided however, that your bonus eligibility will be based on the Executive Compensation Structure presented by Compensia and approved without change by the Compensation Committee of the Board of Directors of the Company on February 26, 2008, and will be prorated based on the number of months you are employed in 2008, paid on or before March 15, 2009.
     6. Definition of “Cause.” For purposes of this Agreement, “Cause” for termination shall mean that you have engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is harmful to the Company or its reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) any act of misconduct which is injurious to the Company; (v) refusal to follow or implement a clear and reasonable directive of the Board or its designee; or (vi) breach of fiduciary duty.
     7. Accrued Salary and Vacation. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings; you will receive these payments regardless of whether or not you sign this Agreement.

Mr. E. Wayne Jackson, III
February 27, 2008

     8. Benefit Plans.
If you are currently participating in the Company’s group health insurance plans as of the Separation Date, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you execute this Agreement and do not revoke it, and do not accept transition employment, and if you timely elect and remain eligible for continued coverage under COBRA, the Company, as part of this Agreement, will pay that portion of your COBRA premiums it was paying prior to the Separation Date for 6 months following the Separation Date or through the date you commence employment with another employer, whichever first occurs. If you execute this Agreement and do not revoke it, and if you timely elect and remain eligible for continued coverage under COBRA, if you either commence and complete the Transition Period or are terminated by the Company during the Transition Period for reasons other than Cause, the Company, as part of this Agreement, in addition to the six (6) months of COBRA premiums described above, will pay the portion of your COBRA premiums it was paying prior to the Separation Date through the date the above coverage ends and either April 30, 2009, or the date you commence employment with another employer, whichever first occurs.
Your participation in other employer-sponsored insurance plans will cease as of the Separation Date; however, you may be able to convert all or some of these to individual coverage.
If you are a participant in the Company’s 401(k) Plan, deductions will end with your last regular paycheck. You will be notified of rollover procedures for your 401(k) investment should you be a participant in this program.
     9. Equity Awards. You were granted 559,729 shares of restricted stock pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) and 3,115 shares of restricted stock pursuant to the Sourcefire, Inc. 2007 Stock Incentive Plan (the “2007 Plan” and, collectively with the 2002 Plan, the “Plans”). You have also been granted an option to purchase 98,522 shares of the Company’s common stock pursuant to the 2002 Plan and an option to purchase 28,037 shares of the Company’s common stock pursuant to the 2007 Plan. Your rights and obligations concerning these shares, including but not limited to the vesting thereof, are governed by the terms of the Plans, as applicable, and any stock agreements executed by you, subject to the potential acceleration of vesting contemplated by Section 2 hereof. All share numbers in this Section 8 are post stock-split. If you accept transition employment you will be considered to be engaged in continuous service for the purpose of vesting under the Plans. Notwithstanding anything to contrary contained in any equity incentive plan, restricted stock agreement, stock option agreement or similar arrangement regarding equity awards of the Company, the provisions contained herein regarding acceleration of vesting of your restricted stock awards and stock options shall supersede any other provisions regarding your rights under

Mr. E. Wayne Jackson, III
February 27, 2008

such awards and options as a result of termination of your employment and the exercise period for any options granted pursuant to the 2002 Plan shall be extended from thirty (30) to ninety (90) days following termination. In addition, notwithstanding anything to the contrary contained in any such agreement or arrangement, upon the termination of your employment for any reason, any stock option awards pursuant to the Plans shall not be subject to any risk of forfeiture as a result of such termination.
     10. Other Compensation or Benefits/Resignation by You. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
     11. Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective as of the Separation Date. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
     12. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Doug McNitt. Receipt of the Severance described in this Agreement is expressly conditioned upon return of all Company Property.
     13. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Amended and Restated Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Amended and Restated Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement is attached hereto as Exhibit C.
     14. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this

Mr. E. Wayne Jackson, III
February 27, 2008

Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.
     15. Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to Company representatives with knowledge of this provision.
     16. Cooperation after Termination. Following the Separation Date and during the time that you are receiving any benefits under this Agreement, you agree to cooperate fully with the Company by making yourself reasonably available during regular business hours, up to twenty (20) hours per month until you obtain full time employment and after that based on your best efforts consistent with your other obligations, in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company.
     17. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

Mr. E. Wayne Jackson, III
February 27, 2008

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Maryland Human Relations Commission Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, you are not releasing any right of indemnification you may have under the Company’s organizational documents, agreements or otherwise. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given more than twenty-one (21) days to consider this Agreement (if you wish to accept Transition Period employment you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below and if you elect not to accept Transition Period employment you must execute this Agreement on the Agreement Expiration Date); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement by notifying Doug McNitt; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which

Mr. E. Wayne Jackson, III
February 27, 2008

shall be the eighth day after this Agreement is executed by you.
     18. Indemnification Rights. The Company agrees that all rights of indemnification you may have under the Company’s certificate of incorporation and bylaws and under any indemnification agreement between you and the Company shall survive the execution of this Agreement or any actions taken by either the Company (including any actions by the Company relating to benefits provided to you under this Agreement), and such rights are hereby reaffirmed by the Company to the maximum extent provided by law. The Company agrees that such rights of indemnification shall not be modified at any time in a manner that would provide you any lesser indemnification rights than the maximum protection permitted by applicable law.
     19. No Admission. This Agreement does not constitute an admission by the Company or by you of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
     20. Breach. You agree that upon a material breach of your obligations to the Company under paragraphs 12, 13, 14, 15, 16 or 17 of this Agreement and under the Certificate, which is not subject to legitimate dispute and is not cured within ten (10) days of written notice of such breach, you will forfeit all amounts paid or owing to you based on your execution of the Agreement, and where applicable, the Certificate with the exception of wage payments to you for performing services as an employee of the Company and the payments described in paragraph 3. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 11, 12, 13 and 14 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement may, given the nature and circumstances of such actual or threatened violation, constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to seek an injunction to prevent you from violating or breaching this Agreement. Should the Company materially breach any payment obligation to you under this Agreement that is not subject to legitimate dispute and is not cured within ten (10) days of written notice of such breach, you shall be relieved of your non-solicitation and non-competition obligations to the Company under your Amended and Restated Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement until such breach is cured. You and the Company agree that if either party is successful in whole or part in any legal or equitable action against the other under this Agreement, the enforcing party shall be able to recover the costs, including reasonable attorney’s fees, incurred by that party in enforcing the terms of this Agreement.
     21. Miscellaneous. This Agreement, including Exhibits A, B, and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or

Mr. E. Wayne Jackson, III
February 27, 2008

representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

Mr. E. Wayne Jackson, III
February 27, 2008

If this Agreement is acceptable to you, please sign below and return the original to me.
I thank you for your efforts to date on behalf of the Company and thank you in advance for your cooperation in successfully completing the Transition Period. I also wish you good luck in your future endeavors.
Sincerely,
Sourcefire, Inc.

By:	/s/ Joseph R. Chinnici February 27, 2008
Joseph Chinnici, Chairman

Agreed to and Accepted:

/s/ E. Wayne Jackson, III February 27, 2008
E. Wayne Jackson, III
Consideration Period
I, E. Wayne Jackson, III, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on February 27, 2008. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

/s/ E.Wayne Jackson, III	February 27, 2008

Signature	Date

Exhibit A
CERTIFICATE AND RELEASE OF CLAIMS
     E. Wayne Jackson, III (the “Employee”) entered into a Transition Agreement with Sourcefire, Inc., dated [Date] (“Agreement”). The Employee hereby further agrees as follows:
     1. A blank copy of this Certificate and Release of Claims (“Certificate”) was attached to the Agreement as Exhibit A.
     2. In consideration of the provision to the Employee of the separation payments and benefits described in the Agreement for which he becomes eligible only if he signs this Certificate, the Employee hereby extends the release of claims in paragraph 14 of the Agreement to any claims that arose through the date he signs this Certificate and extends the representations he has made in paragraph 16 of the Agreement through the date he signs this Certificate.
     4. The Employee agrees that this Certificate is a part of the Agreement.

E. Wayne Jackson, III

Dated:

Exhibit B
Resignation Letter
     To the Board of Directors of Sourcefire, Inc:
I hereby resign from all positions I hold as an Officer and Director of Sourcefire, Inc., effective immediately.
Sincerely yours,
E. Wayne Jackson, III

Dated: